Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Peak Bio, Inc. (formerly known as Ignyte Acquisition Corp.) on Amendment 2 of Form S-1 [File No. 333-268801] of our report dated March 30, 2022, which includes an explanatory paragraph as to Ignyte Acquisition Corp. (now known as Peak Bio, Inc.) ability to continue as a going concern with respect to our audit of the financial statements of Ignyte Acquisition Corp. (now known as Peak Bio, Inc.) as of December 31, 2021 and December 31, 2020 and for the year ended December 31, 2021 and for the period from August 6, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

New York, NY

January 31, 2023